EXHIBIT 23c


We consent to the incorporation by reference in this Registration Statement of US WATS, Inc. on Form S-8 of our report on the consolidated statements of operations, shareholder's equity, and cash flows for the year ended December 31, 1994 dated March 8, 1995, appearing in the Annual Report on Form 10-K of US WATS, Inc. for the year ended December 31, 1996.



BARATZ & ASSOCIATES, P.A.

Marlton, New Jersey

December 9, 1997